EXHIBIT 10.19
NON-COMPETITION AND CONFIDENTIAL

INFORMATION AGREEMENT

THIS NON-COMPETITION AND CONFIDENTIAL INFORMATION AGREEMENT (this “Agreement”), dated as of September 20, 2011, by and between MWI Veterinary Supply Co., an Idaho corporation (the “Buyer”), and Mark Shaw (the “Restricted Party”), will be effective as of the Closing Date.

Recitals

WHEREAS, pursuant to that certain Asset Purchase Agreement (the “Purchase Agreement”), dated as of the date hereof, by and among Micro Beef Technologies, Ltd., a Texas limited partnership (“Seller”), MWI Veterinary Supply, Inc., a Delaware corporation (“Parent”) and Buyer, a wholly-owned subsidiary of Parent, Buyer will purchase and assume from Seller substantially all the assets and certain specified liabilities of the Business. Defined terms used herein, unless otherwise defined herein, shall have the meanings ascribed to them in the Purchase Agreement;

WHEREAS, the Restricted Party is a limited partner of Seller and the economic benefit of the transactions contemplated by the Purchase Agreement shall inure to the direct and material benefit of the Restricted Party;

WHEREAS, the Restricted Party acknowledges that on the Closing Date pursuant to and on the terms set forth in the Purchase Agreement, Buyer will purchase the Purchased Assets and assume the Assumed Liabilities with the expectation of continuing the general business of Seller and continuing the services to Seller’s existing and expected future customers and clients;

WHEREAS, the Restricted Party further acknowledges that Buyer has legitimate business interests in preserving and protecting Seller’s (i) confidential information; (ii) goodwill, technologies, intellectual property, business plans, proprietary business processes, and proprietary methods of operation, vendors and vendor contacts, financial and marketing information, and Trade Secrets, as defined in the Uniform Trade Secrets Act; (iii) customers, customer lists, customer contacts and referral sources; and (iv) relationships with its customers and employees (collectively referred to herein as “Legitimate Business Interests”);

WHEREAS, the Restricted Party agrees that Buyer is entitled to a period of time to benefit from the purchase and that the Restricted Party should be restricted from competing with Buyer or benefiting from the proprietary information and goodwill purchased by Buyer; and

WHEREAS, the Restricted Party is a senior management employee of Seller and, pursuant to that certain employment agreement dated as of the date hereof by and between the Restricted Party and Buyer, the Restricted Party shall serve as President of the division of Buyer that will conduct the Business;

NOW, THEREFORE, in consideration of the foregoing and for the purpose of protecting the Buyer’s Legitimate Business Interests, the parties, intending to be legally bound, hereby agree as follows:

Terms

Section 1. Confidentiality.  From and after the Closing Date the Restricted Party shall, and shall cause its respective Affiliates and Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, the Transaction or Buyer, except to the extent that the disclosing party can show that such information (a) is generally available to and known by the public through no fault of any of the Restricted Party, any of its Affiliates or their respective Representatives; or (b) is Lawfully acquired by the Restricted Party, any of its respective Affiliates or Representatives from and after the Closing Date from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the Restricted Party or any of its Affiliates or Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such disclosing party shall promptly notify Buyer in writing and shall disclose only that portion of such information which he, she or it is advised by its counsel in writing is legally required to be disclosed, provided that the Restricted Party shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 2. Non-Competition.  For the purpose of protecting Buyer’s Legitimate Business Interests, and in consideration of the compensation received by the Restricted Party in connection with the transactions reflected in the Purchase Agreement, for a period of three (3) years following the Closing Date, within the United States, Canada, the United Kingdom, and Australia, the Restricted Party agrees not to Compete with Buyer. “Compete” means to directly or indirectly solicit, sell or render any services or products in a Competitive Business including, but not limited to, as a proprietor, member, partner, investor, shareholder, director, officer, employee, consultant, or independent contractor. “Competitive Business” means to engage in the business of (i) manufacturing, developing, distributing, selling, or supplying computerized management systems for individual animal information collection and management, and related marketing, health and nutrition systems (including animal identification systems and food safety assurance traceback systems), (ii) research and development related to the business of clause (i) above, (iii) distributing, selling, or supplying feed additives or animal health products or (iv) any other business carried on by Seller in the twelve (12) months preceding the Closing Date.  Notwithstanding anything herein to the contrary, the passive investment in, and becoming a shareholder of, a publicly traded company engaged in a Competitive Business, including Buyer, shall not constitute a violation of the provisions of this Section 2; provided that such interest is no greater than 1% of the publicly traded company.

Section 3. Non-Solicitation Covenants.

(a)           For the purpose of protecting Buyer’s Legitimate Business Interests, for a period of three (3) years following the Closing Date, the Restricted Party shall not directly or indirectly, solicit any customer, client, supplier, or manufacturer’s representative of Buyer, for the purpose of (x) establishing a relationship for any business or services in a Competitive Business, (y) causing any client, customer, supplier, or manufacturer’s representative to terminate any relationship with Buyer, or (z) interfering with the relationship between Buyer and any of Buyer’s customers, clients, employees, independent contractors, suppliers, or manufacturer’s representatives in the Competitive Business.

(b)           For the purpose of protecting Buyer’s Legitimate Business Interests, for a period of three (3) years following the Closing Date, the Restricted Party shall not hire, employ or attempt to hire or employ a Protected Person. A “Protected Person” is any person who is as of the Closing Date an employee of Seller. Notwithstanding anything herein to the contrary, a general advertisement, posting or a similar form of generalized solicitation that leads to the hiring or employment of a Protected Person shall not constitute a violation of the provisions of this Section 3(b), so long as such general advertisement is not directly or indirectly related to a Competitive Business.

Section 4. Non-Interference Covenant. For a period of three (3) years following the Closing Date, the Restricted Party shall not, whether on its own behalf or on behalf of a third party, directly or indirectly induce or attempt to induce any customer, contractor or vendor of Buyer to terminate the customer’s, contractor’s or vendor’s relationship with Buyer or otherwise attempt to harm, obstruct, or otherwise hinder Buyer’s relationship with any such customer, contractor or vendor.

Section 5.            Non-Disparagement Covenant.    For a period of three (3) years following the Closing Date, the Restricted Party will not intentionally make any statements injurious to the business reputation or goodwill of the Business or Buyer.  Nothing in this provision shall prevent the Restricted Party from giving truthful Confidential Information at any time to the extent required by subpoena or other legal process.

Section 6.            Remedies.  If the Restricted Party breaches, or threatens to commit a breach of, any of the provisions of this Agreement, Buyer shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer under law or in equity:

(a)           the right and remedy to have such provision specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to Buyer and that money damages may not provide an adequate remedy to Buyer; and

(b)           the right and remedy to recover from the Restricted Party all monetary damages suffered by Buyer as the result of any acts or omissions constituting a breach of this Agreement.

Section 7. Tolling of Restrictive Periods.  Buyer and the Restricted Party agree and intend that the Restricted Party’s obligations under Section 2 through Section 5 above shall be tolled during any period that the Restricted Party is in breach of any of the obligations under any such section, so that Buyer is provided with the full benefit of the restrictive periods set forth herein.

Section 8.            Reformation and Severability.  In the event that any covenant contained in this Agreement should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Agreement and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.  Whenever possible each provision and term of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable Law.

Section 9.            Termination.  In the event of termination of the Purchase Agreement in accordance with Article IX thereof, this Agreement shall forthwith become void and there shall be no obligations or liability on the part of any party hereto.

Section 10.            Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10):

If to the Buyer, to:

MWI Veterinary Supply Co.
3041 W. Pasadena Dr.
Boise, ID 83705
Facsimile:  208-955-8999
Email:  JCleary@mwivet.com
Attention:  James F. Cleary, Jr.

With a required copy to:

Dechert LLP
Cira Center
2929 Arch Street
Philadelphia, PA  19104-2808
Facsimile:  215-994-2222
E-mail:                      Stephen.Leitzell@dechert.com
Attention:  Stephen M. Leitzell, Esq.

If to Restricted Party, to:

Mark Shaw
20401 FM 1541
Canyon, TX  79015

With a required copy to:

Sprouse Shrader Smith P.C.
701 South Taylor
Suite 500
Amarillo, TX 79101Facsimile:  806-373-3545
E-mail:  shawn.twing@sprouselaw.com
Attention:  Shawn Twing, Esq.

Section 11.            Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Idaho, without regard to the conflict of laws principles of any state or jurisdiction

Section 12. Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns, heirs and personal representatives. This Agreement may not be assigned by Buyer or the Restricted Party without the prior written consent of the other party; provided, however, that Buyer may assign all of its rights under this Agreement to a wholly owned subsidiary of Buyer, or in connection with any merger, consolidation, sale of stock or assets or other transfer of control or ownership of Buyer or a subsidiary of Buyer, without the consent of the Restricted Party.  No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 13. Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 14. Amendments and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 15. Entire Agreement.  This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter provided that the parties acknowledge the execution of the Purchase Agreement and ancillary agreements thereto.

Section 16.            Acknowledgments.  The Restricted Party agrees and acknowledges that none of the restrictions contained herein preclude the Restricted Party from earning a livelihood or unreasonably impose limitations on the Restricted Party’s ability to earn a living.

Section 17.            Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

BUYER:

MWI VETERINARY SUPPLY CO.

By:  /s/ James F. Cleary Jr.
Name:  James F. Cleary, Jr.
Title:  President and CEO

RESTRICTED PARTY:

__/s/ Mark Shaw_______________________________

MARK SHAW